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For Release 1 P.M. PDT April 27, 2001                               EXHIBIT 99.1

[AVISTAR LOGO]

AVISTAR COMMUNICATIONS CORP.                               FOR IMMEDIATE RELEASE
555 Twin Dolphin Drive, 3rd Floor
Redwood Shores, CA 94065                            Contact: William L. Campbell
Tel 650.610.2900                                                    650.610.2900
Fax 650.610.2901                                                  ir@avistar.com
Video 650.623.1912
www.avistar.com

            AVISTAR COMMUNICATIONS CORPORATION REPORTS RETIREMENT OF
           R. STEPHEN HEINRICHS AND APPOINTMENT OF WILLIAM L. CAMPBELL
                        AS ACTING CHIEF FINANCIAL OFFICER

REDWOOD SHORES, Calif. - April 27, 2001 - Avistar Communications Corporation (NASDAQ: AVSR), the enterprise video company, today announced that R. Stephen Heinrichs is retiring from Avistar and his positions as chief financial officer and secretary of the company and its subsidiaries. As of June 1, 2001 Mr. Heinrichs will become a strategic advisor to the company, as well as continuing on the board of directors.

Gerald J. Burnett, chairman and chief executive officer of Avistar, thanked Mr. Heinrichs for his broad contributions to the development and growth of Avistar. Mr. Burnett said, "I greatly appreciate Steve's total dedication and contribution to Avistar's success. His efforts for this organization and the industry will endure in facilitating our future growth. Further, I look forward to working with Steve in his new role as strategic advisor and his continuing contributions as a member of the board of directors."

Avistar also announced that effective immediately William L. Campbell, Avistar's executive vice president and a director of the company, has been appointed as Avistar's acting chief financial officer and corporate secretary.

AVISTAR COMMUNICATIONS CORPORATION

Avistar develops, markets and supports video-enabled communications networks, which are helping transform how people collaborate. The AVISTAR product line includes a seamless, integrated suite of video and data collaboration applications, all managed by Avistar's VOS(TM) video operating system. From a desktop, the system delivers high quality interactive video calling, content creation and publishing, broadcast video, video-on-demand, and integrated data sharing. Based on an open software platform and leveraging video, telephony and Internet networking standards, the AVISTAR network is scalable, reliable, cost effective, easy to use and designed to evolve with changing technologies.

Avistar Communications Corporation is headquartered in Redwood Shores, California, with offices in New York, Dallas and London. Avistar Systems Corporation and Collaboration Properties, Inc. are wholly owned subsidiaries of Avistar Communications Corporation. Collaboration Properties


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develops and holds patents on a wide range of networked video software and hardware. For more information on Avistar, visit www.avistar.com.

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Copyright (C) 2001 Avistar Communications Corporation. All right reserved.
Avistar and the Avistar logo are trademarks or registered trademarks of Avistar Communications Corporation. All other names used are the trademarks of their respective owners.


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